FitLife Brands Announces New Directors

OMAHA, NE — (BUSINESS WIRE) — Tuesday, November 5 — FitLife Brands, Inc. (“FitLife”) (OTCBB: FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ (“NDS”)  (www.ndsnutrition.com), PMD™ (www.pmdsports.com), SirenLabs™ (www.sirenlabs.com) and CoreActive™ (www.coreactivenutrition.com) today announced the appointment of Dr. Fadi Aramouni and Mr. Grant Dawson to the Company’s Board of Directors. Messrs. Aramouni and Dawson bring deep industry and public company experience to their new roles, which shall include service on both the audit and compensation committees.

Dr. Aramouni is currently a professor at the Food Sciences Institute at Kansas State University. He has been with the Kansas State University Department of Foods and Nutrition since 1989 and is a recognized leader and expert in the field of food science. Dr. Aramouni received a B.S. in Biochemistry and M.S. in Food Technology from the American University of Beirut, as well as a Ph.D. in Food Science from Louisiana State University.

Mr. Dawson is currently a Managing Director of Fixed Income Investments at Manulife Asset Management, a subsidiary of Manulife Financial Corporation, which trades on the NYSE. Mr. Dawson brings more than 15 years of experience in finance and has significant experience in corporate governance. Mr. Dawson earned an M.B.A. from the S.M.U. Cox School of Business, a B.Comm in Finance from the University of Windsor, and holds the Chartered Financial Analyst designation.

“We are excited about our recent expansion of the Board. The addition of both Fadi and Grant provide the Company with valuable expertise and experience that will serve the Company and its shareholders well,” said John S. Wilson, FitLife’s Chief Executive Officer. “The construct of the new Board improves our corporate governance and further positions the Company for a potential uplisting to a national exchange,” concluded Mr. Wilson.

About FitLife Brands

FitLife Brands is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. FitLife markets over 50 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. Concurrent with the September 2013 recapitalization, the company changed its name from Bond Labs, Inc. to FitLife Brands, Inc. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com.

Forward-Looking Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; and the Company’s ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in The Company’s filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact

Surety Financial Group, LLC

Bruce Weinstein

410-833-0078

Source: FitLife Brands, Inc.